Exhibit 10.3

INDEMNITY AGREEMENT

AGREEMENT made as of the __ day of __________, ____, by and among INDEPENDENT BANK CORPORATION, a Michigan corporation (the “Corporation”) and ___________________________  (the “Indemnitee”) with respect to the following:

W I T N E S S E T H:

The Board of Directors of the Corporation (the “Board”) recognizes that uncertainties relating to statutory indemnification have increased the difficulty of attracting and retaining competent and experienced persons as directors.  The Board has determined that it would be detrimental to the best interests of the Corporation’s shareholders if it were unable to attract and retain such persons as directors and that the Corporation should act to assure them that they will be provided with adequate protection.

The Board has further concluded that, to retain and attract such persons as directors and to encourage them to take business risks necessary for the success of the Corporation, and in light of the rising costs and reduced coverages of director liability insurance, it is reasonable, prudent and necessary for the Corporation to obligate itself contractually to indemnify such persons and to assume for itself the liability for expenses and damages in connection with claims against them arising out of their service to the Corporation.

NOW, THEREFORE, in order to induce Indemnitee to serve or continue to serve the Corporation as a director, and in consideration of the mutual covenants set forth in this Agreement, the parties agree as follows:

1.             Definitions.  Certain terms used in this Agreement are defined as follows:

(a)           Claim.  Any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or investigative and whether formal or informal, related to or arising from:  (1) any actual or alleged act or omission of Indemnitee as a director of the Corporation, or another corporation or enterprise where Indemnitee is or was serving at the request of the Corporation; or (2) the fact that Indemnitee is or was a director of the Corporation or is or was serving at the request of the Corporation as a director of another corporation or enterprise; or (3) the fact that Indemnitee serves or served in any capacity with respect to any employee compensation or benefit plan of the Corporation or its subsidiaries or any actual or alleged acts or omissions in such capacity.

(b)           Expenses.  Attorneys’ fees and all other costs, expenses and obligations actually and reasonably paid or incurred in connection with investigating, defending, participating or being a witness in, or preparing to defend, participate or be a witness in any Claim or appeal therefrom.

(c)           Change in Control.  A “change in control” shall be deemed to have occurred if:

(1)          Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended [the “1934 Act”]), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or a corporation owned directly or indirectly by the shareholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation, after the date of this Agreement, becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of shares having twenty percent (20%) or more of the total voting power of the securities of the Corporation issued and outstanding; or

(2)          The shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation (other than a merger or consolidation which would result in the then outstanding common stock of the Corporation continuing to represent at least eighty percent (80%) of the total voting power of the surviving entity), or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition of all or substantially all of the Corporation’s assets; or

(3)          The individuals who comprise at least a majority of the members of the Corporation’s Board of Directors at the time a Claim is made did not serve as directors of the Corporation at the time of the alleged act or omission giving rise to such Claim.

2.             Agreement to Serve.  Indemnitee agrees to serve as a director of the Corporation to the best of his ability so long as he is duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Corporation, or until his earlier resignation or removal.

3.             Condition Precedent to Indemnification.  Indemnitee, as a condition precedent to indemnification under this Agreement, shall tender written notice to the Corporation as soon as practicable of any Claim made against him or her for which indemnification will or likely will be sought under the terms of this Agreement.  Notice to the Corporation shall be directed to Independent Bank Corporation, Attn:  Corporate Secretary.  In addition, Indemnitee shall give the Corporation such information and cooperation as may be reasonably necessary and requested by the Corporation.

4.             Indemnification in General.  Except as provided in Paragraphs 5 and 6 and subject to the terms and conditions of this Agreement, the Corporation agrees to indemnify Indemnitee as follows:

(a)           In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in a Claim, the Corporation shall indemnify Indemnitee against any and all Expenses, judgments, fines, penalties and amounts paid in settlement of such Claim in accordance with and subject to Subparagraph 4(b).

(b)           The Corporation shall indemnify Indemnitee as soon as practicable, but in any event not later than thirty (30) days after written demand is presented to the Corporation, unless a determination is made by the Board of Directors of the Corporation by a majority vote of a quorum of disinterested directors that Indemnitee did not act in good faith or did not act in a manner which he or she believed to be in or not opposed to the best interests of the Corporation.  In the event a quorum of disinterested directors is not obtainable, the Board of Directors shall promptly direct that the determination of entitlement to indemnification be made by the majority vote of a committee of the Board of Directors, consisting of not less than two disinterested directors, or by independent legal counsel in a written opinion.

5.             Indemnification in the Event of a Determination of Liability to the Corporation.  In the event Indemnitee is found liable to the Corporation as a result of any Claim brought by or in the right of the Corporation, whether and the extent to which Indemnitee is nevertheless entitled to indemnification under this Agreement shall be predicated on a determination that indemnification is appropriate in light of the circumstances of the case and applicable legal standards, which determination shall be made, at the option of Indemnitee, by:  (a) majority vote of a committee of two (2) or more disinterested directors appointed by the Board of Directors; (b) independent legal counsel in a written opinion; or (c) by the court in which the Claim was brought.

6.             Indemnification in the Event of Change of Control.  Notwithstanding Paragraphs 4 and 5 hereof, and subject to the terms and conditions of this Agreement, subsequent to a Change in Control, the Corporation shall indemnify Indemnitee as follows:

(a)           In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in a Claim, the Corporation shall indemnify Indemnitee against any and all Expenses, judgments, fines, penalties and amounts paid in settlement of such Claim.

(b)           The Corporation shall indemnify Indemnitee as soon as practicable, but in any event not later than thirty (30) days after written demand is presented to the Corporation.

7.             Limitations on Indemnification.

(a)           The Corporation shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee:

(1)          For which payment is made to Indemnitee under a valid and collectible insurance policy, except for any excess beyond the amount of payment under such insurance policy;

(2)          For which Indemnitee is indemnified by the Corporation otherwise than pursuant to this Agreement;

(3)          For an accounting of profits made from the purchase or sale by Indemnitee of securities of the Corporation, within the meaning of Section 16(b) of the 1934 Act and amendments thereto, or similar provisions of any state law; or

(4)          For which payment of indemnification by the Corporation is otherwise prohibited by applicable law.

(b)           Except as provided in Paragraph 9 hereof, the Corporation shall not be liable under this Agreement to make any payment in connection with any action initiated by  Indemnitee against the  Corporation or any director of the Corporation, unless the Corporation has joined in or consented to the initiation of such action.

8.             Payment of Expenses in Advance.  If requested by Indemnitee, the Corporation shall pay (within ten (10) days of such written request) any and all Expenses incurred by Indemnitee in defending or investigating any Claim, in advance of the final disposition of a Claim, upon the receipt of a written undertaking by Indemnitee to repay any such amounts if it is ultimately determined that Indemnitee is not entitled to indemnification by the Corporation.

9.             Indemnification for Additional Expenses.  The Corporation shall indemnify Indemnitee against any and all expenses, including attorneys’ fees, incurred by Indemnitee in connection with any action, including expenses of preparation for such action, brought by Indemnitee for:  (a) indemnification or advance payment of Expenses by the Corporation under this Agreement; or (b) recovery under any directors’ liability insurance policy or policies maintained by the Corporation; provided, however, that indemnification under this Paragraph 9 shall be limited to those circumstances where the Indemnitee is successful in obtaining a recovery of, or a determination that he is entitled to such indemnification, advance expense payment or insurance recovery.

10.           Partial Indemnification.  In the event Indemnitee is entitled to indemnification hereunder for a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any Claim but not, however, for the total amount thereof, the Corporation shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

11.           Consent of Corporation for Amounts to be Paid in Settlement.  No amounts to be paid in settlement for any Claim for which indemnity shall be sought hereunder shall be incurred without the Corporation’s written consent, which consent shall not be unreasonably withheld.

12.           Subrogation.  In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit or enforce such rights.

13.           No Presumption.  For purposes of this Agreement, the termination of any action, suit or proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

14.           Liability Insurance.  To the extent the Corporation maintains an insurance policy or policies providing liability insurance for directors, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage extended to any other director of the Corporation.

15.           Scope of Agreement.  The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under any provision of the Corporation’s Articles of Incorporation, Bylaws or laws of the State of Michigan.

16.           Amendment, Termination and Waiver.  This Agreement may be amended, modified or terminated and any of the terms and conditions herein may be waived only by the written consent of the parties hereto.  The failure of any party at any time or times to require performance of any provisions contained herein shall in no manner affect the right of such party at any later time to enforce the same.

17.           Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Indemnitee and his personal representatives, heirs and assigns, and the Corporation and its successors and assigns, including any direct or indirect successor of the Corporation by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Corporation; provided, however, that no assignment of any rights or delegation of obligations provided for herein may be made by either party without the express written consent of the other party.  This Agreement shall continue in effect while Indemnitee is a director of the Corporation and for the period immediately thereafter, terminating two (2) years subsequent to the duration of any applicable period of limitations for commencing any claims.

18.           Governing Law.  The parties hereto acknowledge and agree that this Agreement shall be governed by, construed and enforced in accordance with the laws, and in the courts, of the State of Michigan.

19.           Severability.  Any provision of this Agreement which may be prohibited by law, or otherwise held invalid by a court of competent jurisdiction, shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CORPORATION:
INDEPENDENT BANK CORPORATION

By

Its

INDEMNITEE